UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 6, 2018

TRACON Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36818	34-2037594
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

4350 La Jolla Village Drive, Suite 800 San Diego, California		92122
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 550-0780 _______________________________________________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).                                 Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

On April 6, 2018, the Board of Directors (the “Board”) of TRACON Pharmaceuticals, Inc. (the “Company”) appointed Ted Wang, Ph.D. as a director of the Company. Dr. Wang will serve as a Class I director, with an initial term expiring at the Company’s 2019 Annual Meeting of Stockholders. Dr. Wang will not initially serve on any committees of the Board.  In connection with the election of Dr. Wang to the Board, the Board approved an increase in the size of the Board from six to seven members.

Dr. Wang, age 51, is the Chief Investment Officer and Chief Executive Officer of Puissance Capital Management, a global asset manager founded in 2015 with offices in the U.S. and China (“Puissance”). Prior to Puissance, he was a Partner at Goldman, Sachs & Co. During his 18-year tenure at the firm, Dr. Wang held multiple leadership positions, most recently serving as Co-Head of U.S. Equities Trading and Global Co-Head of One Delta Trading and a member of the Goldman Sachs Risk Committee. Prior to joining Goldman, he co-founded Xeotron Corp., a company specializing in DNA biochips in Texas. Dr. Wang holds a Ph.D. in Physics from the University of Minnesota, an M.B.A. from the University of Texas, Austin, and a B.S. from Fudan University, China.

Certain entities affiliated with Puissance, and of which Dr. Wang is the managing member, participated in the Company’s previously announced private placement of shares of common stock (or pre-funded warrants in lieu thereof) and associated warrants that had an initial close of March 27, 2018 (the “Private Placement”). In connection with the Private Placement, the Company agreed to consider appointing Dr. Wang to the Board, although it was under no obligation and made no commitment to do so. Dr. Wang is also the Chief Executive Officer and sole member of Angel Pond Capital LLC, which served as the Company’s non-exclusive placement agent in the Private Placement and which is entitled to a fee of approximately $1.9 million from the Company in consideration of such services. As a result of these arrangements, the Board has determined that Dr. Wang is currently a non-independent director within the meaning of applicable NASDAQ listing standards. There are no family relationships between Dr. Wang and any director or executive officer of the Company.

Pursuant to the Company’s non-employee director compensation policy and under the Company’s 2015 Equity Incentive Plan, Dr. Wang was granted a nonstatutory stock option to purchase 25,000 shares of the Company’s common stock upon his appointment to the Board, subject to vesting in three equal annual installments measured from the date of grant. Dr. Wang will also receive an annual cash retainer totaling $35,000 for his Board service, which is payable quarterly. The Company also entered into its standard form of indemnification agreement for directors and officers with Dr. Wang, which was filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-201280) filed with the SEC, as amended.

Item 8.01Other Events

On April 9, 2018, the Company issued a press release announcing the appointment of Dr. Wang to the Board. A copy of this press release is furnished as Exhibit 99.1 hereto.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	TRACON Pharmaceuticals, Inc. press release dated April 9, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRACON Pharmaceuticals, Inc.

Dated: April 10, 2018
	By:	/s/ Charles P. Theuer
Charles P. Theuer, M.D., Ph.D.
President and Chief Executive Officer